Exhibit 4.91

Loan Agreement

Contract No. : ABC(2014)1011-1 13062020140000650

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : September 5, 2014

Loan Amount : RMB100,000,000

Length of maturity : From September 5, 2014 to March 5, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.72%

Date of Draft : September 5, 2014

Withdrawal Amount : RMB100,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : March 5, 2015

Loan Guarantee : Guaranty of Pledge

- Ganglian Finance Leasing Co., Ltd. make pledge account receivable to Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)1011-6 2014090502